Exhibit 99.1

Ziopharm Oncology Appoints Kevin Buchi to its Board of Directors

– Life Sciences industry veteran; 15-year Cephalon executive, serving progressively as CFO, COO and then CEO at time of $6.8 billion acquisition by Teva –

– Doug Pagán Steps Down from Board of Directors –

Boston, September 22, 2020 — Ziopharm Oncology, Inc. (“Ziopharm” or “the Company”) (Nasdaq:ZIOP), today announced the appointment of J. Kevin Buchi to the Company’s Board of Directors and as Chair of the Board’s Audit Committee. Additionally, Ziopharm announced that, in response to the results from the Company’s recent annual meeting of stockholders, Doug Pagán has resigned from the Board.

Mr. Buchi has deep life sciences industry experience, notably 15 years with Cephalon, including serving as its Chief Executive Officer during Cephalon’s acquisition by Teva Pharmaceuticals in 2011 for $6.8 billion. Subsequently, Mr. Buchi served as Chief Executive Officer of TertraLogic Pharmaceuticals, and more recently as Chief Executive Officer of Biospecifics Technologies, prior to his retirement.

“We are delighted to welcome Kevin to our Board of Directors,” said Scott Tarriff, Chairman of the Ziopharm Board of Directors. “Kevin is an accomplished executive and director, whose extensive industry experience and business and financial acumen will complement the Board. We also wish to thank Doug for his many contributions since joining the Ziopharm Board in 2018, a critical time in the Company’s history, while we exited a corporate partnership and established the foundation for our core programs today. Over the past year, we have added four strong directors to our Board, including James Huang in July and Dr. Chris Bowden and Heidi Hagen last year. Looking ahead, we expect our Board will continue to evolve to reflect the needs of our business as we evolve into a commercial-stage company.”

Mr. Buchi added, “This is an exciting time for Ziopharm, as the Company has established a broad portfolio of innovative clinical programs to treat solid tumors and a talented team to drive company-sponsored trials in all three core programs. I am delighted to begin collaborating with Laurence and his team, as well as the other members of Ziopharm’s Board of Directors.”

Following the acquisition of Cephalon by Teva in 2011, Mr. Buchi served as corporate vice president of global branded products at Teva. Following Teva, he was CEO TetraLogic Pharmaceuticals and Biospecifics Technologies. In addition, Mr. Buchi currently serves as chairman of Dicerna Pharmaceuticals, and as a director of Amneal Pharmaceuticals and Benitec Biopharma Ltd. Mr. Buchi earned a B.A. in Chemistry from Cornell University and a Master’s in Management, Accounting and Finance from the Kellogg School of Management at Northwestern University.

The Company’s Board consists of eight Directors, including seven non-executive Directors. The Board will continue to actively review the Board membership to ensure the skills and experience of Directors support the progress and future prospects of the business.

About Ziopharm Oncology, Inc.

Ziopharm is developing non-viral and cytokine-driven cell and gene therapies that weaponize the body’s immune system to treat the millions of people globally diagnosed with a solid tumor each year. With its multiplatform approach, Ziopharm is at the forefront of immuno-oncology with a goal to treat any type of solid tumor. Ziopharm’s pipeline is built for commercially scalable, cost effective T-cell receptor T-cell therapies based on its non-viral Sleeping Beauty gene transfer platform, a precisely controlled IL-12 gene therapy, and rapidly manufactured Sleeping Beauty-enabled CD19-specific CAR-T program. The Company has clinical and strategic collaborations with the National Cancer Institute, The University of Texas MD Anderson Cancer Center and Regeneron Pharmaceuticals. For more information, please visit www.ziopharm.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the growth of Ziopharm from a development-stage entity to a commercial-stage company, development of its clinical portfolio and research and development programs. Although Ziopharm’s management team believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Ziopharm, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, changes in our operating plans that may impact our cash expenditures, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Ziopharm’s product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies and for which indication; the strength and enforceability of Ziopharm’s intellectual property rights; competition from other pharmaceutical and biotechnology companies as well as risk factors discussed or identified in the public filings with the Securities and Exchange Commission made by Ziopharm, including those risks and uncertainties listed in Ziopharm’s Quarterly Report on Form 10-Q filed by Ziopharm with the Securities and Exchange Commission. We are providing this information as of the date of this press release, and Ziopharm does not undertake any obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

Investor Relations Contacts:

Ziopharm Oncology:

Chris Taylor

VP, Investor Relations and Corporate Communications

T: 617.502.1881

E: ctaylor@ziopharm.com

LifeSci Advisors:

Mike Moyer

Managing Director

T: 617.308.4306

E: mmoyer@lifesciadvisors.com

Media Relations Contact:

LifeSci Communications:

Patrick Bursey

T: 646.876.4932

E: pbursey@lifescicomms.com